Exhibit 99.1

Dayton Superior to Exchange Subordinated Notes

DAYTON, Ohio--(BUSINESS WIRE)--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, reported today that it has commenced a private offer to exchange its 13% Senior Subordinated Notes due June 15, 2009 (the “notes”) in a private placement for an equal amount of newly issued Senior Secured Notes due September 30, 2014 (the “new notes”). The new notes are being offered with interest in cash at a rate per annum equal to the greater of 12% or three-month LIBOR plus 9.00% or, at Dayton Superior's option, in kind at a rate per annum equal to the greater of 12.75% or three-month LIBOR plus 9.75%.

The exchange offer is being made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States (“eligible holders”). Dayton Superior is also soliciting consents to amend the indenture governing the notes which will eliminate most of the restrictive covenants contained therein. Eligible holders who validly tender their notes in the exchange offer will be deemed to consent to such amendments. The exchange offer and consent solicitation are conditioned upon, among other things, there being validly tendered by the July 25, 2008 early consent deadline (and not validly withdrawn) notes representing at least 95% of the aggregate principal amount of the notes outstanding. The exchange offer is currently expected to expire at 11:59 p.m., New York City time, on August 8, 2008, unless extended.

The purpose of this private exchange offer is to improve Dayton Superior’s near-term liquidity and generally reduce financial risk.

RECENT RESULTS

Although the results of operations for the second quarter of fiscal year 2008 have not yet been finalized, certain unaudited information is available concerning the results of our operations for April and May of 2008. This information is preliminary in nature and subject to change, including as a result of normal year-end and quarter-end adjustments, and may not be a reliable predictor of the results to be expected for the full fiscal quarter.

Based on the preliminary information currently available to us, Dayton Superior estimates that:

  Net sales for the two fiscal months ended May 23, 2008 were approximately equal at $84 million to the two fiscal months ended May 25, 2007.
  Gross margin for the two fiscal months ended May 23, 2008 increased to approximately 34.0% of net sales as compared to 32.4% of net sales for the two fiscal months ended May 25, 2007, due to efficiencies in freight practices and manufacturing and the timing of price increases relative to the first-in, first-out inventory cost increases.
  EBITDA for the two fiscal months ended May 23, 2008 increased to approximately $15 million (prior to the impact of any unusual or non-recurring charges), compared to $14 million for the two fiscal months ended May 25, 2007, due to continued improvement in product sale gross margins.

This press release is neither an offer to sell any new notes nor a solicitation to buy any notes and there shall not be any sale of such new notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offer of the new notes is made only by means of a private offering circular. The new notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

EBITDA, a metric used by management to measure operating performance, is defined as earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization of intangibles. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. We believe EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation, amortization and income taxes, which often vary from company-to-company. In addition, we use EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Since not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

The Company will be releasing second quarter earnings after the close of the market on Wednesday, July 30, 2008. A conference call to discuss the second quarter earnings will be held at 11:00 a.m. ET, Thursday, July 31, 2008 The conference call can be accessed by dialing 1-877-741-4253 or 1-719-325-4815 and entering ID# 7125441 at least 10 minutes before the start of the call to register. A replay of the call will be available from 2:00 p.m. ET, Thursday, July 31, 2008, until 11:59 p.m. ET, Thursday, August 14, 2008. Please call 1-888-203-1112 or 1-719-457-0820 and enter ID# 7125441.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the non-residential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115